Exhibit 10.74

PURCHASE AND SALE CONTRACT

BETWEEN

CCIP SOCIETY PARK EAST, L.L.C.,

a Delaware limited liability company

AS SELLER

AND

CD GROUP, LLC

a Florida limited liability company

AS PURCHASER

THE DUNES APARTMENT HOMES

201 Harbour City Parkway

Indian Harbour Beach, FL  32937

table of contents

Page

ARTICLE I	DEFINED TERMS	1
ARTICLE II	PURCHASE AND SALE, PURCHASE PRICE & DEPOSIT	2
2.1	Purchase and Sale	2
2.2	Purchase Price and Deposit	2
2.3	Escrow Provisions Regarding Deposit	3
ARTICLE III	FEASIBILITY PERIOD	5
3.1	Feasibility Period	5
3.2	Expiration of Feasibility Period	5
3.3	Conduct of Investigation	6
3.4	Purchaser Indemnification	6
3.5	Property Materials	8
3.6	Property Contracts	9
ARTICLE IV	TITLE	11
4.1	Title Documents	11
4.2	Survey	11
4.3	Objection and Response Process	11
4.4	Permitted Exceptions	12
4.5	Existing Deed of Trust	13
4.6	Subsequently Disclosed Exceptions	13
4.7	Purchaser Financing	14
ARTICLE V	CLOSING	14
5.1	Closing Date	14
5.2	Seller Closing Deliveries	16
5.3	Purchaser Closing Deliveries	18
5.4	Closing Prorations and Adjustments	19
5.5	Post Closing Adjustments	24
ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF SELLER AND
	PURCHASER	25
6.1	Seller’s Representations	25
6.2	AS-IS	27
6.3	Survival of Seller’s Representations	29
6.4	Definition of Seller’s Knowledge	30
6.5	Representations and Warranties of Purchaser	30
ARTICLE VII	OPERATION OF THE PROPERTY	32
7.1	Leases and Property Contracts	32
7.2	General Operation of Property	33
7.3	Liens	33
7.4	Violation	33
ARTICLE VIII	CONDITIONS PRECEDENT TO CLOSING	34
8.1	Purchaser’s Conditions to Closing	34
8.2	Seller’s Conditions to Closing	35
ARTICLE IX	BROKERAGE	37
9.1	Indemnity	37
9.2	Broker Commission	37
ARTICLE X	DEFAULTS AND REMEDIES	38
10.1	Purchaser Default	38
10.2	Seller Default	39
ARTICLE XI	RISK OF LOSS OR CASUALTY	41
11.1	Major Damage	41
11.2	Minor Damage	41
11.3	Closing	41
11.4	Repairs	42
11.5	Adjustment	43
ARTICLE XII	EMINENT DOMAIN	43
12.1	Eminent Domain	43
ARTICLE XIII	MISCELLANEOUS	44
13.1	Binding Effect of Contract	44
13.2	Exhibits and Schedules	44
13.3	Assignability	44
13.4	Captions	44
13.5	Number and Gender of Words	44
13.6	Notices	45
13.7	Governing Law and Venue	48
13.8	Entire Agreement	49
13.9	Amendments	49
13.10	Severability	49
13.11	Multiple Counterparts/Facsimile Signatures	49
13.12	Construction	49
13.13	Confidentiality	50
13.14	Time of the Essence	50
13.15	Waiver	51
13.16	Attorneys’ Fees	51
13.17	Time Zone/Time Periods	51
13.18	Intentionally Omitted	51
13.19	No Personal Liability of Officers, Trustees or Directors of
	Seller’s Partners	51
13.20	No Exclusive Negotiations	52
13.21	ADA Disclosure	52
13.22	No Recording	52
13.23	Relationship of Parties	53
13.24	Dispute Resolution	53
13.25	AIMCO Marks	54
13.26	Non-Solicitation of Employees	54
13.27	Survival	54
13.28	Multiple Purchasers	55
13.29	Energy Efficiency	55
13.30	Radon Gas	55
ARTICLE XIV	LEAD-BASED PAINT DISCLOSURE	56
14.1	Disclosure	56
14.2	Consent Agreement	56

PURCHASE AND SALE CONTRACT

THIS PURCHASE AND SALE CONTRACT (this “Contract”) is entered into as of the 21st day of April, 2009 (the “Effective Date”), by and between CCIP Society Park East, L.L.C., a Delaware limited liability company, having an address at 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237 (“Seller”) and CD GROUP, LLC, a Florida limited liability company, having a principal address at c/o CFH Group, LLC, 3850 Bird Road, 8th Floor, Miami, Florida 33146 (“Purchaser”).

NOW, THEREFORE, in consideration of mutual covenants set forth herein, Seller and Purchaser hereby agree as follows:

RECITALS

A.        Seller owns the real estate located in Brevard County, Florida, as more particularly described in Exhibit A attached hereto and made a part hereof, and the improvements thereon, commonly known as The Dunes Apartment Homes.

B.         Purchaser desires to purchase, and Seller desires to sell, such land, improvements and certain associated property, on the terms and conditions set forth below.

Article I
DEFINED TERMS

Unless otherwise defined herein, any term with its initial letter capitalized in this Contract shall have the meaning set forth in Schedule 1 attached hereto and made a part hereof.

Article II
PURCHASE AND SALE, PURCHASE PRICE & DEPOSIT

2.1              Purchase and Sale.

  Seller agrees to sell and convey the Property to Purchaser and Purchaser agrees to purchase the Property from Seller, all in accordance with the terms and conditions set forth in this Contract.

2.2              Purchase Price and Deposit.

  The total purchase price (“Purchase Price”) for the Property shall be an amount equal to Six Million Six Hundred Thousand ($6,600,000), payable by Purchaser, as follows:

2.2.1        Within 2 Business Days following the Effective Date, Purchaser shall deliver to First American Title Insurance Company of New York, 633 Third Avenue, New York, New York 10017, Attention: Linda J. Isaacson, lisaacson@firstam.com (“Escrow Agent” or “Title Insurer”) an initial deposit (the “Initial Deposit”) of $100,000 by wire transfer of immediately available funds (“Good Funds”).

2.2.2        On or before the day that is one (1) Business Day after the Feasibility Period expires, Purchaser shall deliver to Escrow Agent an additional deposit (the “Additional Deposit”) of $100,000 by wire transfer of Good Funds.

2.2.3        The balance of the Purchase Price (subject to adjustment for prorations) and credits in accordance with the terms of this Contract) for the Property shall be paid to and received by Escrow Agent by wire transfer of Good Funds no later than 1:00 p.m. on the Closing Date.

2.3              Escrow Provisions Regarding Deposit.

2.3.1        Escrow Agent shall hold the Deposit and make delivery of the Deposit to the party entitled thereto under the terms of this Contract.  Escrow Agent shall invest the Deposit in such short-term, high-grade securities, interest-bearing bank accounts, money market funds or accounts, bank certificates of deposit or bank repurchase contracts as Escrow Agent, in its reasonable discretion, deems suitable, and all interest and income thereon shall become part of the Deposit and shall be remitted to the party entitled to the Deposit pursuant to this Contract.

2.3.2        Escrow Agent shall hold the Deposit until the earlier occurrence of (i) the Closing Date, at which time the Deposit shall be applied against the Purchase Price, or released to Seller pursuant to Section 10.1, or (ii) the date on which Escrow Agent shall be authorized to disburse the Deposit as set forth in Section 2.3.3.  The tax identification numbers of the parties shall be furnished to Escrow Agent upon request.

2.3.3        If prior to the Closing Date either party makes a written demand upon Escrow Agent for payment of the Deposit, Escrow Agent shall give written notice to the other party of such demand.  If Escrow Agent does not receive a written objection from the other party to the proposed payment within 5 Business Days (or 2 Business Days if the demand for payment of the Deposit is made by Purchaser pursuant to the provisions of Section 3.2 of this Contract) after the receipt (or deemed receipt) of such notice, Escrow Agent is hereby authorized to make such payment.  If Escrow Agent does receive such written objection within such 5-Business Day (or 2-Business Day period, if applicable) Escrow Agent shall continue to hold such amount until otherwise directed by joint or like written instructions from the parties to this Contract or a final judgment or final arbitrator’s decision.  However, Escrow Agent shall have the right at any time to deliver the Deposit and interest thereon, if any, with a court of competent jurisdiction in the state in which the Property is located.  Escrow Agent shall give written notice of such deposit to Seller and Purchaser.  Upon such deposit, Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder.  Any return of the Deposit to Purchaser provided for in this Contract shall be subject to Purchaser’s obligations set forth in Section 3.5.2.

2.3.4        The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, and that Escrow Agent shall not be deemed to be the agent of either of the parties for any act or omission on its part unless taken or suffered in bad faith in willful disregard of this Contract or involving gross negligence.  Seller and Purchaser jointly and severally shall indemnify and hold Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorney’s fees, incurred in connection with the performance of Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or suffered by Escrow Agent in bad faith, in willful disregard of this Contract or involving gross negligence on the part of the Escrow Agent.

2.3.5        The parties shall deliver to Escrow Agent an executed copy of this Contract.  Escrow Agent shall execute the signature page for Escrow Agent attached hereto which shall confirm Escrow Agent’s agreement to comply with the terms of Seller’s and Purchaser’s closing instruction letter delivered at Closing and the provisions of this Section 2.3.

2.3.6        Escrow Agent, as the person responsible for closing the transaction within the meaning of Section 6045(e)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), shall file all necessary information, reports, returns, and statements regarding the transaction required by the Code including, but not limited to, the tax reports required pursuant to Section 6045 of the Code.  Further, Escrow Agent agrees to indemnify and hold Purchaser, Seller, and their respective attorneys and brokers harmless from and against any Losses resulting from Escrow Agent’s failure to file the reports Escrow Agent is required to file pursuant to this section.

Article III
FEASIBILITY PERIOD

3.1              Feasibility Period.

  Subject to the terms of Sections 3.3 and 3.4 and the rights of Tenants under the Leases, from the Effective Date to and including the date which is ten (10) Business Days after the Effective Date (the “Feasibility Period”), Purchaser, and its agents, contractors, engineers, surveyors, attorneys, and employees (collectively, “Consultants”) shall, at no cost or expense to Seller, have the right from time to time to enter onto the Property to conduct and make any and all customary studies, tests, examinations, inquiries, inspections and investigations  of or concerning the Property, review the Materials and otherwise confirm any and all matters which Purchaser may reasonably desire to confirm with respect to the Property and Purchaser’s intended use thereof (collectively, the “Inspections”).  Notwithstanding the foregoing, Purchaser and its Consultants shall, at no cost or expense to Seller, have the right through the Closing Date to enter onto the Property to conduct Inspections, subject to the terms of Sections 3.3 and 3.4 and the rights of Tenants under the Leases.

3.2              Expiration of Feasibility Period.

  If any of the matters in Section 3.1 or any other title or survey matters are unsatisfactory to Purchaser for any reason, or for no reason whatsoever, in Purchaser’s sole and absolute discretion, then Purchaser shall have the right to terminate this Contract by giving written notice to that effect to Seller and Escrow Agent no later than 5:00 p.m. on or before the date of expiration of the Feasibility Period.  If Purchaser provides such notice, this Contract shall terminate and be of no further force and effect subject to and except for the Survival Provisions, and Escrow Agent shall return the Initial Deposit to Purchaser.  If Purchaser fails to provide Seller with written notice of termination prior to the expiration of the Feasibility Period, Purchaser’s right to terminate under this Section 3.2 shall be permanently waived and this Contract shall remain in full force and effect, the Deposit shall be non-refundable (except as otherwise provided for in this Contract) and Purchaser’s obligation to purchase the Property shall be conditional only as provided in Section 8.1.

3.3              Conduct of Investigation.

  Purchaser shall not permit any mechanics’ or materialmen’s liens or any other liens to attach to the Property by reason of the performance of any work or the purchase of any materials by Purchaser or any other party in connection with any Inspections conducted by or for Purchaser.  Purchaser shall give reasonable advance notice to Seller prior to any entry onto the Property and shall permit Seller to have a representative present during all Inspections conducted at the Property.  Purchaser shall take all reasonable actions and implement all reasonable protections necessary to ensure that all actions taken in connection with the Inspections, and all equipment, materials and substances generated, used or brought onto the Property pose no material threat to the safety of persons, property or the environment.

3.4              Purchaser Indemnification.

3.4.1        Purchaser shall indemnify, hold harmless and, if requested by Seller (in Seller’s sole discretion), defend (with counsel approved by Seller) Seller, together with Seller’s affiliates, parent and subsidiary entities, successors, assigns, partners, managers, members, employees, officers, directors, trustees, shareholders, counsel, representatives, agents, Property Manager, Regional Property Manager, and AIMCO (collectively, including Seller, “Seller’s Indemnified Parties”), from and against any and all damages, mechanics’ liens, materialmen’s liens, liabilities, penalties, interest, losses, demands, actions, causes of action, claims, costs and expenses (including reasonable attorneys’ fees, including the cost of in-house counsel and appeals) (collectively, “Losses”) arising from or related to Purchaser’s or its Consultants’ entry onto the Property, and any Inspections or other acts by Purchaser or Purchaser’s Consultants with respect to the Property during the Feasibility Period or otherwise.

3.4.2        Notwithstanding anything in this Contract to the contrary, Purchaser shall not be permitted to perform any invasive tests on the Property without Seller’s prior written consent, which consent may be withheld in Seller’s sole but reasonable discretion.  Further, Seller shall have the right, without limitation, to disapprove any and all entries, surveys, tests (including, without limitation, a Phase II environmental study of the Property), investigations and other matters that in Seller’s reasonable judgment could result in any injury to the Property or breach of any contract, or expose Seller to any Losses or violation of applicable law, or otherwise adversely affect the Property or Seller’s interest therein.  Purchaser shall use reasonable efforts to minimize disruption to Tenants in connection with Purchaser’s or its Consultants’ activities pursuant to this Section.  No consent by Seller to any such activity shall be deemed to constitute a waiver by Seller or assumption of liability or risk by Seller.  Purchaser hereby agrees to restore, at Purchaser’s sole cost and expense, the Property to substantially the same condition existing immediately prior to Purchaser’s exercise of its rights pursuant to this Article III.  Purchaser shall maintain and cause its third party consultants to maintain (a) casualty insurance and commercial general liability insurance with coverages of not less than $1,000,000.00 for injury or death to any one person and $2,000,000.00 for injury or death to more than one person and $1,000,000.00 with respect to property damage, and (b) worker’s compensation insurance for all of their respective employees in accordance with the law of the state in which the Property is located.  Purchaser shall deliver proof of the insurance coverage required pursuant to this Section 3.4.2 to Seller (in the form of a certificate of insurance) prior to the earlier to occur of (i) Purchaser’s or Purchaser’s Consultants’ entry onto the Property, or (ii) the expiration of 5 days after the Effective Date.

3.5              Property Materials.

3.5.1        Within 3 Business Days after the Effective Date, and to the extent the same exist and are in Seller’s possession or reasonable control (subject to Section 3.5.2), Seller agrees to make the documents set forth on Schedule 3.5 (together with any other documents or information provided by Seller or its agents to Purchaser with respect to the Property, the “Materials”) available at the Property for review and copying by Purchaser at Purchaser’s sole cost and expense.  In the alternative, at Seller’s option and within the foregoing time period, Seller may deliver some or all of the Materials to Purchaser, or make the same available to Purchaser on a secure web site (Purchaser agrees that any item of a Material to be delivered by Seller under this Contract shall be deemed delivered to the extent available to Purchaser on such secured web site).  To the extent that Purchaser determines that any of the Materials have not been made available or delivered to Purchaser pursuant to this Section 3.5.1, Purchaser shall notify Seller and Seller shall use commercially reasonable efforts to deliver the same to Purchaser within 3 Business Days after such notification is received by Seller; provided, however, that under no circumstances will the Feasibility Period be extended and Purchaser’s sole remedy will be to terminate this Contract pursuant to Section 3.2.

3.5.2        In providing the Materials to Purchaser, other than Seller’s Representations, Seller makes no representation or warranty, express, written, oral, statutory, or implied, and all such representations and warranties are hereby expressly excluded and disclaimed.  All Materials are provided for informational purposes only and, together with all Third-Party Reports, shall be returned by Purchaser to Seller (or the destruction thereof shall be certified in writing by Purchaser to Seller) as a condition to return of the Deposit to Purchaser if this Contract is terminated for any reason.  Recognizing that the Materials delivered or made available by Seller pursuant to this Contract may not be complete or constitute all of such documents which are in Seller’s possession or control, but are those that are readily and reasonably available to Seller, Purchaser shall not in any way be entitled to rely upon the completeness or accuracy of the Materials and will instead in all instances rely exclusively on its own Inspections and Consultants (and Seller’s Representations) with respect to all matters which it deems relevant to its decision to acquire, own and operate the Property.

3.5.3        In addition to the items set forth on Schedule 3.5, no later than 3 Business Days after the Effective Date, Seller shall deliver to Purchaser (or otherwise make available to Purchaser as provided under Section 3.5.1) the most recent rent roll for the Property listing the move-in date, monthly base rent payable, lease expiration date and unapplied security deposit for each Lease (the “Rent Roll”).  Seller makes no representations or warranties regarding the Rent Roll other than the express representation set forth in Section 6.1.6.

3.5.4        In addition to the items set forth on Schedule 3.5, no later than 3 Business Days after the Effective Date, Seller shall deliver to Purchaser (or otherwise make available to Purchaser as provided under Section 3.5.1) a list of all current Property Contracts (the “Property Contracts List”).  Seller makes no representations or warranties regarding the Property Contracts List other than the express representations set forth in Section 6.1.7.

3.6              Property Contracts.

  On or before the expiration of the Feasibility Period, Purchaser may deliver written notice to Seller (the “Property Contracts Notice”) specifying any Property Contracts which Purchaser desires to terminate at the Closing (the “Terminated Contracts”); provided that (a) the effective date of such termination on or after Closing shall be subject to the express terms of such Terminated Contracts, (b) those Property Contracts which by their terms cannot be terminated at Closing are listed on Schedule 3.6 attached hereto, and shall be assumed by Purchaser at Closing and not be Terminated Contracts, and (c) to the extent that any such Terminated Contract requires payment of a penalty, premium, or damages, including liquidated damages, for cancellation, Purchaser shall be solely responsible for the payment of any such cancellation fees, penalties, or damages, including liquidated damages.  If Purchaser fails to deliver the Property Contracts Notice on or before the expiration of the Feasibility Period, there shall be no Terminated Contracts and Purchaser shall assume all Property Contracts at the Closing (but only to the extent of obligations first arising thereunder after Closing).  If Purchaser delivers the Property Contracts Notice to Seller on or before the expiration of the Feasibility Period, then simultaneously therewith, Purchaser shall deliver to Seller a vendor termination notice (in the form attached hereto as Exhibit F) for each Terminated Contract informing the vendor(s) of the termination of such Terminated Contract as of the Closing Date (subject to any delay in the effectiveness of such termination pursuant to the express terms of each applicable Terminated Contract) (the “Vendor Terminations”).  Seller shall sign the Vendor Terminations prepared by Purchaser, and deliver them to all applicable vendors.  To the extent that any Property Contract to be assigned to Purchaser requires vendor consent, then, prior to the Closing, Purchaser may attempt to obtain from each applicable vendor a consent (each a “Required Assignment Consent”) to such assignment.  Purchaser shall indemnify, hold harmless and, if requested by Seller (in Seller’s sole discretion), defend (with counsel approved by Seller) Seller’s Indemnified Parties from and against any and all Losses arising from or related to Purchaser’s failure to obtain any Required Assignment Consent for the contract between USIEnergy  and Seller dated May 23, 2005.

Article IV
TITLE

4.1              Title Documents.

  Purchaser acknowledges that Seller has delivered to Purchaser a standard form commitment or preliminary title report (“Title Commitment”) to provide an American Land Title Association owner’s title insurance policy for the Property, using the current policy jacket customarily provided by the Title Insurer in the state where the Property is located in an amount equal to the Purchase Price (the “Title Policy”), together with copies of all instruments identified as exceptions therein (together with the Title Commitment, referred to herein as the “Title Documents”).  Purchaser shall be solely responsible for payment of all costs relating to procurement of the Title Commitment, the Title Policy, and any requested endorsements (all of which shall be provided with the maximum Butler rebate).

4.2              Survey.

  Subject to Section 3.5.2, within 2 Business Days after the Effective Date, Seller shall deliver to Purchaser or make available at the Property any existing survey of the Property (the “Existing Survey”).  Purchaser may, at its sole cost and expense, order a new or updated survey of the Property either before or after the Effective Date (such new or updated survey, together with the Existing Survey, is referred to herein as the “Survey”).

4.3              Objection and Response Process.

  On or before the date which is five (5) Business Days after the Effective Date (the “Objection Deadline”), Purchaser shall give written notice (the “Objection Notice”) to the attorneys for Seller of any matter set forth in the Title Documents and the Survey to which Purchaser objects (the “Objections”).  If Purchaser fails to tender an Objection Notice on or before the Objection Deadline, Purchaser shall be deemed to have approved and irrevocably waived any objections to any matters covered by the Title Documents and the Survey.  On or before seven (7) Business Days after the Effective Date (the “Response Deadline”), Seller may, in Seller’s sole discretion, give Purchaser notice (the “Response Notice”) of those Objections which Seller is willing to cure, if any.  Seller shall be entitled to reasonable adjournments of the Closing Date to cure the Objections, provided that such adjournment does not exceed twenty (20) days in total and provided that Seller may not adjourn if such adjournment will have any adverse effect on Purchaser’s financing.  If Seller fails to deliver a Response Notice by the Response Deadline, Seller shall be deemed to have elected not to cure or otherwise resolve any matter set forth in the Objection Notice.  If Purchaser is dissatisfied with the Response Notice or the lack of Response Notice, Purchaser may, as its exclusive remedy, exercise its right to terminate this Contract prior to the expiration of the Feasibility Period in accordance with the provisions of Section 3.2.  If Purchaser fails to timely exercise such right, Purchaser shall be deemed to accept the Title Documents and Survey with resolution, if any, of the Objections set forth in the Response Notice (or if no Response Notice is tendered, without any resolution of the Objections) and without any reduction or abatement of the Purchase Price.

4.4              Permitted Exceptions.

  The Deed delivered pursuant to this Contract shall be subject to the following, all of which shall be deemed “Permitted Exceptions”:

4.4.1        All matters actually shown in the Title Documents and the Survey, other than (a) those Objections, if any, which Seller has agreed to cure pursuant to the Response Notice under Section 4.3, (b) mechanics’ liens and taxes due and payable with respect to the period preceding Closing, (c) the standard exception regarding the rights of parties in possession, which shall be limited to those parties in possession pursuant to unrecorded Leases not having any option or right of first refusal to purchase, and (d) the standard exception pertaining to taxes, which shall be limited to taxes and assessments payable in the year in which the Closing occurs and subsequent taxes and assessments;

4.4.2        All Leases;

4.4.3        Applicable zoning and governmental regulations and ordinances;

4.4.4        Any defects in or objections to title to the Property, or title exceptions or encumbrances, arising by, through or under Purchaser; and

4.4.5        The terms and conditions of this Contract.

4.5              Existing Deed of Trust

.  It is understood and agreed that, whether or not Purchaser gives an Objection Notice with respect thereto, any deeds of trust and/or mortgages which secure the Note (collectively, the “Deed of Trust”) shall not be deemed Permitted Exceptions, whether Purchaser gives further written notice of such or not, and shall be paid off, satisfied, discharged and/or cured from proceeds of the Purchase Price at Closing. Judgment liens and security interests caused by Seller (“Monetary Liens”) shall not be deemed Permitted Exceptions, whether Purchaser gives further written notice of such or not, and shall be paid off, satisfied, discharged, cured or otherwise caused by Seller to be omitted by Title Insurer.

4.6              Subsequently Disclosed Exceptions.

  If at any time after the expiration of the Feasibility Period, any update to the Title Commitment discloses any additional item that materially adversely affects title to the Property which was not disclosed on any version of or update to the Title Commitment delivered to Purchaser during the Feasibility Period (the “New Exception”), Purchaser shall have a period of 5 days from the date of its receipt of such update (the “New Exception Review Period”) to review and notify Seller in writing of Purchaser’s approval or disapproval of the New Exception.  If Purchaser disapproves of the New Exception, Seller may, in Seller’s sole discretion, notify Purchaser as to whether it is willing to cure the New Exception.  Notwithstanding anything to the contrary contained herein, Seller shall be obligated to cure all exceptions created by Seller in violation of this Contract.  If Seller elects to cure the New Exception, Seller shall be entitled to reasonable adjournments of the Closing Date to cure the New Exception (subject to the limitations set forth above on adjournment).  If Seller fails to deliver a notice to Purchaser within 3 days after the expiration of the New Exception Review Period, Seller shall be deemed to have elected not to cure the New Exception.  If Purchaser is dissatisfied with Seller’s response, or lack thereof, Purchaser may, as its exclusive remedy elect either:  (i) to terminate this Contract, in which event the Deposit shall be promptly returned to Purchaser or (ii) to waive the New Exception and proceed with the transactions contemplated by this Contract, in which event Purchaser shall be deemed to have approved the New Exception.  If Purchaser fails to notify Seller of its election to terminate this Contract in accordance with the foregoing sentence within 6 days after the expiration of the New Exception Review Period, Purchaser shall be deemed to have elected to approve and irrevocably waive any objections to the New Exception.

4.7              Purchaser Financing.

  Purchaser assumes full responsibility to obtain the funds required for settlement, and Purchaser’s acquisition of such funds shall not be a contingency to the Closing.

Article V
CLOSING

5.1              Closing Date.

           5.1.1        The Closing shall occur on June 4, 2009 at the time set forth in Section 2.2.3 (the “Closing Date”) through an escrow with Escrow Agent, whereby Seller, Purchaser and their attorneys need not be physically present at the Closing and may deliver documents by overnight air courier or other means.  Notwithstanding the foregoing to the contrary, Seller shall have the option, by delivering written notice to Purchaser no later than 3 days prior to the scheduled Closing Date, to extend the Closing Date to the last Business Day of the month in which the Closing Date otherwise would occur pursuant to the preceding sentence.

5.1.2        If required in order to obtain any necessary consents or approvals pursuant to Section 8.2.4, then Seller may extend the Closing Date to a date not later than thirty (30) days following the Closing Date specified in the first sentence of this paragraph.  In addition, if the condition set forth in Section 8.2.4 is not satisfied as of the Closing Date, then Purchaser shall have the right to extend the closing date up to three (3) times, for periods of thirty (30) days each, during which time Seller shall be obligated to pursue in good faith the filing and delivery of the Information Statement as required by Section 8.2.4.  If Purchaser exercises all of its extension options pursuant to the previous sentence (i.e., Purchaser extends the Closing for a period of 90 days from the initial Closing Date) in order to allow Seller to satisfy the condition set forth in Section 8.2.4 and, at the end of such 90-day extension, Seller has still not been able to satisfy the condition set forth in Section 8.2.4, then Purchaser shall be entitled to terminate this Contract and recover the Deposit and Seller shall reimburse Purchaser for Purchaser’s direct and actual out-of-pocket expenses and costs (documented by paid invoices to third parties) in connection with this transaction, which reimbursement shall not exceed $100,000 in aggregate.

5.1.3        Provided that Purchaser is not in default under the terms of this Contract, Purchaser shall be permitted to extend the Closing Date for a period up to an additional 15 days by delivering, no later than 5 Business Days prior to the Closing Date specified in the first sentence of this Section 5.1 (i) to Escrow Agent, an additional deposit in the amount of $100,000.00, which amount shall become immediately non-refundable and shall constitute part of the “Deposit” for all purposes of this Contract; and (ii) to Seller, written notice of such election.

Additionally, if, the National Weather Service has issued a “Tropical Storm” or “Hurricane Watch” (as defined by the National Weather Service), formally for a named storm with a projected path towards Florida within 10 days prior to the then scheduled Closing Date such that a situation exists where insurance underwriters are either unwilling to provide property insurance quotes (including wind coverage) for the Property or rescind quotes for the Property that have been provided to Purchaser and, as a result, Purchaser is unable to procure acceptable insurance by the Closing Date, then Purchaser may postpone the Closing until: the earlier of (a) 30 days after the then scheduled Closing Date, and (b) such time as (i) restoration of utilities and other services essential to the operation of the Property; and (ii) Purchaser is able to procure acceptable insurance.

5.2              Seller Closing Deliveries.

  No later than 1 Business Day prior to the Closing Date, Seller shall deliver to Escrow Agent, each of the following items:

5.2.1        Special Warranty Deed (the “Deed”) in the form attached as Exhibit B to Purchaser, subject to the Permitted Exceptions.

5.2.2        A Bill of Sale in the form attached as Exhibit C.

5.2.3        A General Assignment in the form attached as Exhibit D (the “General Assignment”).

5.2.4        An Assignment of Leases and Security Deposits in the form attached as Exhibit E (the “Leases Assignment”).

5.2.5        Seller’s closing statement.

5.2.6        A title affidavit or an indemnity form reasonably acceptable to Seller, which is sufficient to enable Title Insurer to delete the standard pre-printed exceptions to the title insurance policy to be issued pursuant to the Title Commitment.

5.2.7        A certification of Seller’s non-foreign status pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended.

5.2.8        Resolutions, certificates of good standing, and such other organizational documents as Title Insurer shall reasonably require evidencing Seller’s authority to consummate this transaction.

5.2.9        An updated Rent Roll effective as of a date no more than 3 Business Days prior to the Closing Date; provided, however, that the content of such updated Rent Roll shall in no event expand or modify the conditions to Purchaser’s obligation to close as specified under Section 8.1.

5.2.10    An updated Property Contracts List effective as of a date no more than 3 Business Days prior to the Closing Date; provided, however, that the content of such updated Property Contracts List shall in no event expand or modify the conditions to Purchaser’s obligation to close as specified under Section 8.1.

5.2.11    A writing signed by the management company managing the Property confirming that it has been terminated effective as of the Closing, without any liability to Purchaser and that Purchaser has no liability to the manager under or pursuant to the terminated management agreement.

5.2.12    A Tenant Notification letter prepared and executed by Seller and Purchaser in the form attached hereto as Exhibit G, which shall be delivered to all Tenants by Purchaser immediately after Closing.

5.2.13    All documentation required by the Title Insurer to delete any notices of commencement affecting the Property.

5.3              Purchaser Closing Deliveries.

  No later than 1 Business Day prior to the Closing Date (except for the balance of the Purchase Price which is to be delivered at the time specified in Section 2.2.3), Purchaser shall deliver to the Escrow Agent (for disbursement to Seller upon the Closing) the following items:

5.3.1        The full Purchase Price (with credit for the Deposit), plus or minus the adjustments or prorations required by this Contract.

5.3.2        A title affidavit or an indemnity form (pertaining to Purchaser’s activity on the Property prior to Closing), reasonably acceptable to Purchaser, which is sufficient to enable Title Insurer to delete the standard pre-printed exceptions to the title insurance policy to be issued pursuant to the Title Commitment.

5.3.3        Any declaration or other statement which may be required to be submitted to the local assessor.

5.3.4        Purchaser’s closing statement.

5.3.5        A countersigned counterpart of the General Assignment.

5.3.6        A countersigned counterpart of the Leases Assignment.

5.3.7        Tenant Notification letters to all Tenants prepared by Seller and executed by Purchaser in the form attached hereto as Exhibit G, which shall be delivered to all Tenants by Purchaser immediately after Closing.

5.3.8        Any cancellation fees or penalties due to any vendor under any Terminated Contract as a result of the termination thereof.

5.3.9        Resolutions, certificates of good standing, and such other organizational documents as Title Insurer shall reasonably require evidencing Purchaser’s authority to consummate this transaction.

5.4              Closing Prorations and Adjustments.

5.4.1        General.  All normal and customarily proratable items, including, without limitation, collected rents, operating expenses, personal property taxes, other operating expenses and fees, shall be prorated as of the Closing Date, Seller being charged or credited, as appropriate, for all of same attributable to the period up to the Closing Date (and credited for any amounts paid by Seller attributable to the period on or after the Closing Date, if assumed by Purchaser) and Purchaser being responsible for, and credited or charged, as the case may be, for all of the same attributable to the period on and after the Closing Date.  Seller shall prepare a proration schedule (the “Proration Schedule”) of the adjustments described in this Section 5.4 prior to Closing.

5.4.2        Operating Expenses.  All of the operating, maintenance, taxes (other than real estate taxes), and other expenses (excluding management fees) incurred in operating the Property that Seller customarily pays, and any other costs incurred in the ordinary course of business for the operation of the Property, shall be prorated on an accrual basis.  Seller shall pay all such expenses that accrue prior to the Closing Date and Purchaser shall pay all such expenses that accrue from and after the Closing Date.

5.4.3        Utilities.  The final readings and final billings for utilities will be made if possible as of the Closing Date, in which case Seller shall pay all such bills as of the Closing Date and no proration shall be made at the Closing with respect to utility bills.  Otherwise, a proration shall be made based upon the parties’ reasonable good faith estimate (with a post-closing reconciliation once final readings are obtained).  Seller shall be entitled to the return of any deposit(s) posted by it with any utility company, and Seller shall notify each utility company serving the Property to terminate Seller’s account, effective as of noon on the Closing Date.

5.4.4        Real Estate Taxes.  Any real estate ad valorem or similar taxes for the Property, or any installment of assessments payable in installments which installment is payable in the calendar year of Closing, shall be prorated to the date of Closing, based upon actual days involved.  The proration of real property taxes or installments of assessments shall be based upon the assessed valuation and tax rate figures (assuming payment at the earliest time to allow for the maximum possible discount) for the year in which the Closing occurs to the extent the same are available; provided, however, that in the event that actual figures (whether for the assessed value of the Property or for the tax rate) for the year of Closing are not available at the Closing Date, the proration shall be made using figures from the preceding year (assuming payment at the earliest time to allow for the maximum possible discount).  The proration of real property taxes or installments of assessments shall be final and not subject to re-adjustment after Closing.

5.4.5        Property Contracts.  Purchaser shall assume at Closing the obligations under the Property Contracts first arising after Closing assumed by Purchaser; however, operating expenses shall be prorated under Section 5.4.2.

5.4.6        Leases.

5.4.6.1  All collected rent (whether fixed monthly rentals, additional rentals, escalation rentals, retroactive rentals, operating cost pass-throughs or other sums and charges payable by Tenants under the Leases), income and expenses from any portion of the Property shall be prorated as of the Closing Date.  Purchaser shall receive all collected rent and income attributable to dates from and after the Closing Date.  Seller shall receive all collected rent and income attributable to dates prior to the Closing Date.  Notwithstanding the foregoing, no prorations shall be made in relation to either (a) non-delinquent rents which have not been collected as of the Closing Date, or (b) delinquent rents existing, if any, as of the Closing Date (the foregoing (a) and (b) referred to herein as the “Uncollected Rents”).  In adjusting for Uncollected Rents, no adjustments shall be made in Seller’s favor for rents which have accrued and are unpaid as of the Closing, but Purchaser shall pay Seller such accrued Uncollected Rents as and when collected by Purchaser.  Purchaser agrees to bill Tenants of the Property for all Uncollected Rents and to take reasonable actions to collect Uncollected Rents.  Notwithstanding the foregoing, Purchaser’s obligation to collect Uncollected Rents shall be limited to Uncollected Rents of not more than 90 days past due, and Rents received by Seller or Purchaser after Closing shall be applied in the following order of priority as it respects Uncollected Rent: (i) if paid after Closing but during the month of Closing, such rent shall be allocated to the month of Closing and be prorated in the same manner as collected rent; and (ii) all other Rents shall be paid to Purchaser to be applied, in inverse order, to rents falling due after Closing, until all Rents accruing after Closing (with respect to the applicable tenant) have been paid in full, after which any balance shall be remitted to Seller on account of Uncollected Rent. After the Closing (but not before 30 days after Closing), Seller shall continue to have the right, but not the obligation, in its own name, to demand payment of and to collect Uncollected Rents owed to Seller by any Tenant, which right shall include, without limitation, the right to continue or commence legal actions or proceedings against any Tenant and the delivery of the Leases Assignment shall not constitute a waiver by Seller of such right; provided however, that the foregoing right of Seller shall be limited to actions seeking monetary damages and, in no event, shall Seller seek to evict any Tenants in any action to collect Uncollected Rents.  Purchaser agrees to cooperate with Seller, at no expense to Purchaser, in connection with all efforts by Seller to collect such Uncollected Rents and to take all steps, whether before or after the Closing Date, as may be reasonably necessary to carry out the intention of the foregoing, including, without limitation, the delivery to Seller, within 7 days after a written request, of any relevant books and records (including, without limitation, rent statements, receipted bills and copies of tenant checks used in payment of such rent), the execution of any and all consents or other documents, and the undertaking of any act reasonably necessary for the collection of such Uncollected Rents by Seller; provided, however, that Purchaser’s obligation to cooperate with Seller pursuant to this sentence shall not obligate Purchaser to terminate any Tenant lease with an existing Tenant or evict any existing Tenant from the Property.

5.4.6.2  At Closing, Purchaser shall receive a credit against the Purchase Price in an amount equal to the received and unapplied balance of all cash (or cash equivalent) Tenant Deposits, including, but not limited to, security, damage or other refundable deposits paid by any of the Tenants to secure their respective obligations under the Leases, together, in all cases, with any interest payable to the Tenants thereunder as may be required by their respective Tenant Lease or state law (the “Tenant Security Deposit Balance”).  From and after the expiration of the Feasibility Period, Seller shall not apply any security deposit to the obligations of any tenant who is still in possession and not being evicted at Closing.  Any cash (or cash equivalents) held by Seller which constitutes the Tenant Security Deposit Balance shall be retained by Seller in exchange for the foregoing credit against the Purchase Price and shall not be transferred by Seller pursuant to this Contract (or any of the documents delivered at Closing), but the obligation with respect to the Tenant Security Deposit Balance nonetheless shall be assumed by Purchaser.  The Tenant Security Deposit Balance shall not include any non-refundable deposits or fees paid by Tenants to Seller, either pursuant to the Leases or otherwise.

5.4.7        Insurance.  No proration shall be made in relation to insurance premiums and insurance policies will not be assigned to Purchaser.  Seller shall have the risk of loss of the Property until 12:01 a.m. on the day of Closing, after which time the risk of loss shall pass to Purchaser and Purchaser shall be responsible for obtaining its own insurance thereafter.

5.4.8        Employees.  All of Seller’s and Seller’s manager’s on-site employees shall have their employment at the Property terminated as of the Closing Date without any liability to Purchaser (and Seller shall indemnify, defend and hold Purchaser harmless from any claim or liability with respect thereto).

5.4.9        Closing Costs.  Seller shall pay the cost of recording any instruments required to discharge any liens or encumbrances, which Seller is expressly required to release pursuant to this Contract, against the Property.  Purchaser shall pay any premiums or fees required to be paid by Purchaser with respect to the Title Policy pursuant to Section 4.1, and one-half of the customary closing costs of the Escrow Agent.  Seller shall pay any transfer, documentary stamp, sales, use, gross receipts or similar taxes and one-half of the customary closing costs of the Escrow Agent.

5.4.10    Intentionally Omitted.

5.4.11    Possession.  Possession of the Property, subject to the Leases, Property Contracts, other than Terminated Contracts, and Permitted Exceptions, shall be delivered to Purchaser at the Closing upon release from escrow of all items to be delivered by Purchaser pursuant to Section 5.3.  To the extent reasonably available to Seller, originals or copies of the Leases and Property Contracts, lease files, warranties, guaranties, operating manuals, keys to the property, and Seller’s books and records (other than proprietary information) (collectively, “Seller’s Property-Related Files and Records”) regarding the Property shall be made available to Purchaser at the Property after the Closing.  Purchaser agrees, at no cost to Purchaser, for a period of not less than three (3) years after the Closing (the “Records Hold Period”), to (a) provide and allow Seller reasonable access to Seller’s Property-Related Files and Records for purposes of inspection and copying thereof, and (b) reasonably maintain and preserve Seller’s Property-Related Files and Records.

5.5              Post Closing Adjustments.

  Purchaser or Seller may request that Purchaser and Seller undertake to re-adjust any item on the Proration Schedule (or any item omitted therefrom), with the exception of real property taxes which shall be final and not subject to readjustment, in accordance with the provisions of Section 5.4 of this Contract; provided, however, that neither party shall have any obligation to re-adjust any items (a) after the expiration of 75 days after Closing, or (b) subject to such 75-day period, unless such items exceed $5,000.00 in magnitude (either individually or in the aggregate).

Article VI
REPRESENTATIONS AND WARRANTIES OF SELLER AND PURCHASER

6.1              Seller’s Representations.

  Except, in all cases, for any fact, information or condition disclosed in the Title Documents, the Permitted Exceptions, the Property Contracts, or the Materials, or which is otherwise known by Purchaser prior to the Closing, Seller represents and warrants to Purchaser the following (collectively, the “Seller’s Representations”) as of the Effective Date and as of the Closing Date; provided that Purchaser’s remedies if any such Seller’s Representations are untrue as of the Closing Date are limited to those set forth in Section 8.1:

6.1.1        Seller is validly existing and in good standing under the laws of the state of its formation set forth in the initial paragraph of this Contract; and has or at the Closing shall have the entity power and authority to sell and convey the Property and to execute the documents to be executed by Seller and prior to the Closing will have taken as applicable, all corporate, partnership, limited liability company or equivalent entity actions required for the execution and delivery of this Contract, and the consummation of the transactions contemplated by this Contract.  The compliance with or fulfillment of the terms and conditions hereof will not conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any contract to which Seller is a party or by which Seller or the Property is otherwise bound, which conflict, breach or default would have a material adverse affect on Seller’s ability to consummate the transaction contemplated by this Contract or on the Property.  This Contract is a valid and binding agreement against Seller in accordance with its terms;

6.1.2        Seller is not a “foreign person,” as that term is used and defined in the Internal Revenue Code, Section 1445, as amended;

6.1.3        Except for (a) any actions by Seller to evict Tenants under the Leases, or (b) any matter covered by Seller’s current insurance policy(ies), to Seller’s knowledge, there are no material actions, proceedings, litigation or governmental investigations or condemnation actions either pending or threatened against the Property, which will adversely impact Seller’s ability to convey, which respects or affects the Property or Seller as it respects the Property;

6.1.4        To Seller’s knowledge, Seller has not received any written notice from a governmental or quasi agency of any uncured material violations of any federal, state, county or municipal law, ordinance, order, regulation or requirement affecting the Property;

6.1.5        To Seller’s knowledge, Seller has not received any written notice of any material default by Seller under any of the Property Contracts that will not be terminated on the Closing Date;

6.1.6        To Seller’s knowledge, the Rent Roll (as updated pursuant to Section 5.2.9) is accurate in all material respects;

6.1.7        To Seller’s knowledge, the Property Contracts List (as updated pursuant to Section 5.2.10) is accurate in all material respects;

6.1.8        To Seller’s knowledge, Seller has received no actual written notice of default under the Leases;

6.1.9        To Seller’s knowledge, no leasing or brokerage commission is or will be or become due, payable or owing with respect to the Leases or any extensions thereof;

6.1.10    To Seller’s knowledge, Seller has not received any written notice from any insurance company or bonding company of any defects or inadequacies in the Property or any part thereof, which would adversely affect the insurability of same or cause the imposition of extraordinary premiums or charges therefore or of any termination or threatened termination of any policy of insurance or bond;

6.1.11    To Seller’s knowledge: (A) no hazardous or toxic materials or other substances regulated by applicable federal or state environmental laws are stored by Seller on, in or under the Property in quantities which violate applicable laws governing such materials or substances, (B) the Property is not used by Seller for the storage, treatment, generation or manufacture of any hazardous or toxic materials or other substances in a manner which would constitute a violation of applicable federal or state environmental laws, and (C) there are no underground storage tanks in, on or under the Property;

6.1.12    No bankruptcy, insolvency, rearrangement or similar action involving Seller, whether voluntary or involuntary, is pending or to the knowledge of Seller threatened, and Seller has no intention of filing any such action or proceeding; and

6.1.13    To Seller’s knowledge, Seller has not received written notice from anyone claiming or alleging that the Property is not in compliance with any applicable law, rule, regulation, requirement or order governing or respecting hazardous or toxic materials or other substances, that any remedial action is required in connection therewith or that hazardous or toxic material or other substances have been discharged from the Property in violation of applicable law.

6.2              AS-IS.

  Except for Seller’s Representations, the Property is expressly purchased and sold “AS IS,” “WHERE IS,” and “WITH ALL FAULTS.”  The Purchase Price and the terms and conditions set forth herein are the result of arm’s-length bargaining between entities familiar with transactions of this kind, and said price, terms and conditions reflect the fact that Purchaser shall have the benefit of, and is not relying upon, any information provided by Seller or Broker or statements, representations or warranties, express or implied, made by or enforceable directly against Seller or Broker, including, without limitation, any relating to the value of the Property, the physical or environmental condition of the Property, any state, federal, county or local law, ordinance, order or permit; or the suitability, compliance or lack of compliance of the Property with any regulation, or any other attribute or matter of or relating to the Property (other than any covenants of title contained in the Deed conveying the Property and Seller’s Representations).  Purchaser agrees that Seller shall not be responsible or liable to Purchaser for any defects, errors or omissions, or on account of any conditions affecting the Property.  Purchaser, its successors and assigns, and anyone claiming by, through or under Purchaser, hereby fully releases Seller’s Indemnified Parties from, and irrevocably waives its right to maintain, any and all claims and causes of action that it or they may now have or hereafter acquire against Seller’s Indemnified Parties with respect to any and all Losses arising from or related to any defects, errors, omissions or other conditions affecting the Property, subject in all cases to Seller’s Representations.  Purchaser represents and warrants that as of the Closing Date it shall have reviewed and conducted such independent analyses, studies (including, without limitation, environmental studies and analyses concerning the presence of lead, asbestos, water intrusion and/or fungal growth and any resulting damage, PCBs and radon in and about the Property), reports, investigations and inspections as it deems appropriate in connection with the Property.  If Seller  provides or has provided any documents, summaries, opinions or work product of consultants, surveyors, architects, engineers, title companies, governmental authorities or any other person or entity with respect to the Property, including, without limitation, the offering prepared by Broker, Purchaser and Seller agree that Seller has done so or shall do so only for the convenience of both parties, Purchaser shall not rely thereon and the reliance by Purchaser upon any such documents, summaries, opinions or work product shall not create or give rise to any liability of or against Seller’s Indemnified Parties.  Purchaser acknowledges and agrees that no representation has been made and no responsibility is assumed by Seller with respect to current and future applicable zoning or building code requirements or the compliance of the Property with any other laws, rules, ordinances or regulations, the financial earning capacity or expense history of the Property, the continuation of contracts, continued occupancy levels of the Property, or any part thereof, or the continued occupancy by tenants of any Leases or, without limiting any of the foregoing, occupancy at Closing (except as set forth in Seller’s Representations).  Prior to Closing, Seller shall have the right, but not the obligation, to enforce its rights against any and all Property occupants, guests or tenants.  Purchaser agrees that the departure or removal, prior to Closing, of any of such guests, occupants or tenants shall not be the basis for, nor shall it give rise to, any claim on the part of Purchaser, nor shall it affect the obligations of Purchaser under this Contract in any manner whatsoever; and Purchaser shall close title and accept delivery of the Deed with or without such tenants in possession and without any allowance or reduction in the Purchase Price under this Contract.  Purchaser hereby releases Seller from any and all claims and liabilities relating to the foregoing matters.

6.3              Survival of Seller’s Representations.

  Seller and Purchaser agree that Seller’s Representations shall survive Closing for a period of 6 months (the “Survival Period”).  Seller shall have no liability after the Survival Period with respect to Seller’s Representations contained herein except to the extent that Purchaser has requested arbitration against Seller during the Survival Period for breach of any of Seller’s Representations.  Under no circumstances shall Seller be liable to Purchaser for more than $250,000 in any individual instance or in the aggregate for all breaches of Seller’s Representations, nor shall Purchaser be entitled to bring any claim for a breach of Seller’s Representations unless the claim for damages (either in the aggregate or as to any individual claim) by Purchaser exceeds $5,000.  In the event that Seller breaches any representation contained in Section 6.1 and Purchaser had knowledge of such breach prior to the Closing Date, and elected to close regardless, Purchaser shall be deemed to have waived any right of recovery, and Seller shall not have any liability in connection therewith.

6.4              Definition of Seller’s Knowledge.

  Any representations and warranties made “to the knowledge of Seller” shall not be deemed to imply any duty of inquiry.  For purposes of this Contract, the term Seller’s “knowledge” shall mean and refer only to actual knowledge of the Regional Property Manager and shall not be construed to refer to the knowledge of any other partner, officer, director, agent, employee or representative of Seller, or any affiliate of Seller, or to impose upon such Regional Property Manager any duty to investigate the matter to which such actual knowledge or the absence thereof pertains, or to impose upon such Regional Property Manager any individual personal liability.

6.5              Representations and Warranties of Purchaser.

  For the purpose of inducing Seller to enter into this Contract and to consummate the sale and purchase of the Property in accordance herewith, Purchaser represents and warrants to Seller the following as of the Effective Date and as of the Closing Date:

6.5.1        Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of Florida.

6.5.2        Purchaser, acting through any of its or their duly empowered and authorized officers or members, has all necessary entity power and authority to own and use its properties and to transact the business in which it is engaged, and has full power and authority to enter into this Contract, to execute and deliver the documents and instruments required of Purchaser herein, and to perform its obligations hereunder; and no consent of any of Purchaser’s partners, directors, officers or members are required to so empower or authorize Purchaser.  The compliance with or fulfillment of the terms and conditions hereof will not conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any contract to which Purchaser is a party or by which Purchaser is otherwise bound, which conflict, breach or default would have a material adverse affect on Purchaser’s ability to consummate the transaction contemplated by this Contract.  This Contract is a valid, binding and enforceable agreement against Purchaser in accordance with its terms.

6.5.3        No pending or, to the actual knowledge of Purchaser, threatened litigation exists which if determined adversely would restrain the consummation of the transactions contemplated by this Contract or would declare illegal, invalid or non-binding any of Purchaser’s obligations or covenants to Seller.

6.5.4        Other than Seller’s Representations, Purchaser has not relied on any representation or warranty made by Seller or any representative of Seller (including, without limitation, Broker) in connection with this Contract and the acquisition of the Property.

6.5.5        The Broker and its affiliates do not, and will not at the Closing, have any direct or indirect legal, beneficial, economic or voting interest in Purchaser (or in an assignee of Purchaser, which pursuant to Section 13.3, acquires the Property at the Closing), nor has Purchaser or any affiliate of Purchaser granted (as of the Effective Date or the Closing Date) the Broker or any of its affiliates any right or option to acquire any direct or indirect legal, beneficial, economic or voting interest in Purchaser.

6.5.6        Purchaser is not a Prohibited Person.

6.5.7        None of its investors, affiliates or brokers or other agents (if any), acting or benefiting in any capacity in connection with this Contract is a Prohibited Person.

6.5.8        The funds or other assets Purchaser will transfer to Seller under this Contract are not the property of, or beneficially owned, directly or indirectly, by a Prohibited Person.

6.5.9        The funds or other assets Purchaser will transfer to Seller under this Contract are not the proceeds of specified unlawful activity as defined by 18 U.S.C. § 1956(c)(7).

Article VII
OPERATION OF THE PROPERTY

7.1              Leases and Property Contracts.

  During the period of time from the Effective Date to the Closing Date, in the ordinary course of business Seller may enter into new Property Contracts, new Leases, renew existing Leases or modify, terminate or accept the surrender or forfeiture of any of the Leases, modify any Property Contracts, or institute and prosecute any available remedies for default under any Lease or Property Contract without first obtaining the written consent of Purchaser; provided, however, Seller agrees that any such new or amended or renewed Property Contracts must provide that they are terminable upon no more than thirty (30) days notice without the payment of any termination fee, payment or other sum and any new or renewed Leases shall not have a term (including all renewal options) in excess of 1 year without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed and shall be on Seller’s now existing standard lease form.  Seller agrees that at the Closing, Purchaser shall receive a credit against the Purchase Price in an amount equal to the product of (i) the number of Tenant Units on the date of the Closing that are vacant (and have been vacant for 15 days or more prior to Closing) and not in Rent-Ready Condition, and (ii) $500.00.

7.2              General Operation of Property.

  Except as specifically set forth in this Article VII, Seller shall operate the Property after the Effective Date in the ordinary course of business, and except as necessary in Seller’s sole but reasonable discretion to address (a) any life or safety issue at the Property or (b) any other matter which in Seller’s reasonable discretion materially adversely affects the use, operation or value of the Property, Seller will not make any material alterations to the Property or remove any material Fixtures and Tangible Personal Property without the prior written consent of Purchaser which consent shall not be unreasonably withheld, denied or delayed.

7.3              Liens.

  Other than utility easements and temporary construction easements (none of which shall encroach upon any structures or improvements) granted by Seller in the ordinary course of business, Seller covenants that it will not voluntarily create or cause any lien or encumbrance to attach to the Property between the Effective Date and the Closing Date (other than Leases and Property Contracts as provided in Section 7.1) unless Purchaser approves such lien or encumbrance, which approval shall not be unreasonably withheld, conditioned or delayed.  If Purchaser approves any such subsequent lien or encumbrance, the same shall be deemed a Permitted Encumbrance for all purposes hereunder.

7.4              Violation.

  If a violation or notice of violation is issued by a governmental or quasi-governmental agency or authority against the Property (or Seller with respect to the Property) after the expiration of the Feasibility Period (and before Closing), then (a) if the amount reasonably estimated to cure or correct the same is less than $100,000.00 then Seller shall cure the same prior to Closing or give Purchaser a credit against the Purchase Price in an amount equal to the cost to cure (as reasonably determined by Seller after consultation with Purchaser) or (b) if the cost to cure equals or exceeds $100,000.00 and if Seller does not cure the violation prior to Closing, then Purchaser shall have the right (i) to proceed to Closing and receive a credit against the Purchase Price in the amount of $100,000.00 or (ii) terminate this Contract, in which event Purchaser shall be entitled to a return of the Deposit.

Article VIII
CONDITIONS PRECEDENT TO CLOSING

8.1              Purchaser’s Conditions to Closing.

  Purchaser’s obligation to close under this Contract shall be subject to and conditioned upon the fulfillment of the following conditions precedent:

8.1.1        All of the documents required to be delivered by Seller to Purchaser at the Closing pursuant to the terms and conditions hereof shall have been delivered;

8.1.2        Each of Seller’s Representations shall be true in all material respects as of the Closing Date;

8.1.3        Seller shall have complied with, fulfilled and performed in all material respects each of the covenants, terms and conditions to be complied with, fulfilled or performed by Seller hereunder; and

8.1.4        Neither Seller nor Seller’s general partner shall be a debtor in any bankruptcy proceeding nor shall have been in the last 6 months a debtor in any bankruptcy proceeding.

Notwithstanding anything to the contrary, there are no other conditions to Purchaser’s obligation to Close except as expressly set forth in this Section 8.1.  If any condition set forth in Sections 8.1.1, 8.1.3 or 8.1.4 is not met, Purchaser may (a) waive any of the foregoing conditions and proceed to Closing on the Closing Date with no offset or deduction from the Purchase Price, or (b) if such failure constitutes a default by Seller, exercise any of its remedies pursuant to Section 10.2.  If the condition set forth in Section 8.1.2 is not met, Seller shall not be in default pursuant to Section 10.2, (unless Seller had knowledge that either (i) the warranty or representation was knowingly and intentionally false when made or (ii) was true when made but thereafter ceased to be true by reason of the willful and intentional act of Seller) and Purchaser may, as its sole and exclusive remedy, (i) notify Seller of Purchaser’s election to terminate this Contract and receive a return of the Deposit from the Escrow Agent, or (ii) waive such condition and proceed to Closing on the Closing Date with no offset or deduction from the Purchase Price.

8.2              Seller’s Conditions to Closing.

  Without limiting any of the rights of Seller elsewhere provided for in this Contract, Seller’s obligation to close with respect to conveyance of the Property under this Contract shall be subject to and conditioned upon the fulfillment of the following conditions precedent:

8.2.1        All of the documents and funds required to be delivered by Purchaser to Seller at the Closing pursuant to the terms and conditions hereof shall have been delivered;

8.2.2        Each of the representations, warranties and covenants of Purchaser contained herein shall be true in all material respects as of the Closing Date;

8.2.3        Purchaser shall have complied with, fulfilled and performed in all material respects each of the covenants, terms and conditions to be complied with, fulfilled or performed by Purchaser hereunder;

8.2.4        Seller has informed Purchaser that in connection with the sale of the Property pursuant to this Contract, Seller is required to file an information statement with the United States Securities Exchange Commission (the “SEC”) pursuant to Rule 14(c) of the Securities Exchange Act of 1934, as amended (the “Information Statement”) and to distribute the Information Statement to Seller's limited partners .  Seller shall file the Information Statement with the SEC after the Effective Date.  It shall be a condition to Seller’s closing obligations hereunder that (A) either (x) Seller has not received any comments on the Information Statement from SEC for a period of 10 business days after the Information Statement has been filed with the SEC or (y) if Seller has received comments from the SEC within such 10 business day period, such comments have been addressed to the satisfaction of the SEC and the SEC has confirmed that it has no further comments to the Information Statement and (B) thereafter the Information Statement has been delivered to each of the limited partners of Seller and a period of not less than 20 days has expired; and

8.2.5        There shall not be pending or, to the knowledge of Seller, any litigation or threatened litigation which, if determined adversely, would prohibit the consummation of any of the transactions contemplated by this Contract or declare illegal, invalid or nonbinding any of the covenants or obligations of the Purchaser;

If any of the foregoing conditions to Seller’s obligation to close with respect to conveyance of the Property under this Contract are not met (except for the condition set forth in Section 8.2.4), Seller may (a) waive any of the foregoing conditions and proceed to Closing on the Closing Date, or (b) terminate this Contract, in which event Purchaser shall be entitled to the return of the Deposit, and, if such failure constitutes a default by Purchaser, exercise any of its remedies under Section 10.1.  If the condition set forth in Section 8.2.2 is not met, Purchaser shall not be in default under this Contract unless the warranty or representation was knowingly and intentionally false when made or was true when made and thereafter ceased to be true by reason of the willful and intentional act of Purchaser.  If the condition set forth in Section 8.2.4 is not met as of the Closing Date (as the same may be extended pursuant to Section 5.1), then Seller shall have the right to terminate this Contract.

Article IX
BROKERAGE

9.1              Indemnity.

  Seller represents and warrants to Purchaser that it has dealt only with Walchle Lear Multifamily Advisors, 1506 Roberts Drive, Jacksonville Beach, Florida 32250, Phone:  904-241-7600 extension 202, Attention:  Stephen D. Lear and CB Richard Ellis – Capital Markets, 2415 E. Camelback Road, Phoenix, Arizona 85016 (collectively, “Broker”) in connection with this Contract.  Seller and Purchaser each represents and warrants to the other that, other than Broker, it has not dealt with or utilized the services of any other real estate broker, sales person or finder in connection with this Contract, and each party agrees to indemnify, hold harmless, and, if requested in the sole and absolute discretion of the indemnitee, defend (with counsel approved by the indemnitee) the other party from and against all Losses relating to brokerage commissions and finder’s fees arising from or attributable to the acts or omissions of the indemnifying party.

9.2              Broker Commission.

  If the Closing occurs, Seller agrees to pay Broker at Closing a commission as reflected on the settlement statement according to the terms of a separate contract or co-brokerage agreement.  Broker shall not be deemed a party or third party beneficiary of this Contract.  As a condition to Seller’s obligation to pay the commission, Broker shall execute the signature page for Broker attached hereto solely for purposes of confirming the matters set forth therein.

Article X
DEFAULTS AND REMEDIES

10.1          Purchaser Default.

  If Purchaser defaults in its obligations hereunder to (a) deliver the Initial Deposit or Additional Deposit (or any other deposit or payment required of Purchaser hereunder), (b) deliver to Seller the deliveries specified under Section 5.3 on the date required thereunder, or (c) deliver the Purchase Price at the time required by Section 2.2.2 and close on the purchase of the Property on the Closing Date, then, immediately and without the right to receive notice or to cure pursuant to Section 2.3.3, Purchaser shall forfeit the Deposit, and the Escrow Agent shall deliver the Deposit to Seller, and neither party shall be obligated to proceed with the purchase and sale of the Property.  If, Purchaser defaults in any of its other representations, warranties or obligations under this Contract, and such default continues for more than 10 days after written notice from Seller, then Purchaser shall forfeit the Deposit, and the Escrow Agent shall deliver the Deposit to Seller, and neither party shall be obligated to proceed with the purchase and sale of the Property.  The Deposit is liquidated damages and recourse to the Deposit is, except for Purchaser’s indemnity and confidentiality obligations hereunder, Seller’s sole and exclusive remedy for Purchaser’s failure to perform its obligation to purchase the Property or breach of a representation or warranty.  Seller expressly waives the remedies of specific performance and additional damages for such default by Purchaser.  SELLER AND PURCHASER ACKNOWLEDGE THAT SELLER’S DAMAGES WOULD BE DIFFICULT TO DETERMINE, AND THAT THE DEPOSIT IS A REASONABLE ESTIMATE OF SELLER’S DAMAGES RESULTING FROM A DEFAULT BY PURCHASER IN ITS OBLIGATION TO PURCHASE THE PROPERTY.  SELLER AND PURCHASER FURTHER AGREE THAT THIS SECTION 10.1 IS INTENDED TO AND DOES LIQUIDATE THE AMOUNT OF DAMAGES DUE SELLER, AND SHALL BE SELLER’S EXCLUSIVE REMEDY AGAINST PURCHASER, BOTH AT LAW AND IN EQUITY, ARISING FROM OR RELATED TO A BREACH BY PURCHASER OF ITS OBLIGATION TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS CONTRACT, OTHER THAN WITH RESPECT TO PURCHASER’S INDEMNITY AND CONFIDENTIALITY OBLIGATIONS HEREUNDER.

10.2          Seller Default.

  If Seller, prior to the Closing, defaults in its covenants or obligations under this Contract (other than Seller’s obligation to close on the Closing Date and to deliver Seller’s closing deliveries specified under Section 5.2, which shall be an immediate default by Seller without notice or a right to cure) and such default continues for more than 10 days after written notice from Purchaser, then, at Purchaser’s election and as Purchaser’s sole and exclusive remedy, either (a) this Contract shall terminate, and whereupon all payments and things of value, including the Deposit, provided by Purchaser hereunder shall be returned to Purchaser and Purchaser may recover, as its sole recoverable damages (but without limiting its right to receive a refund of the Deposit), its direct and actual out-of-pocket expenses and costs (documented by paid invoices to third parties) in connection with this transaction, which damages shall not exceed $100,000 in aggregate, or (b) subject to the conditions below, Purchaser may seek specific performance of Seller’s obligation to deliver the Deed and all other closing documents required pursuant to this Contract (but not damages except in the event that Seller renders specific performance unavailable by conveying the Property to a third party, in which case Purchaser shall be entitled to damages equal to the difference between the purchase price set forth in the contract relating to such conveyance less the Purchase Price).  Purchaser may seek specific performance of Seller’s obligation to deliver the Deed and all other closing documents required pursuant to this Contract only if, as a condition precedent to initiating such litigation for specific performance, Purchaser first shall (i) deliver all Purchaser Closing documents to Escrow Agent in accordance with the requirements of this Contract, including, without limitation, Section 5.3 (with the exception of Section 5.3.1); (ii) not otherwise be in default under this Contract; and (iii) file suit therefor with the court on or before the 90th day after the Closing Date; if Purchaser fails to file an action for specific performance within 90 days after the Closing Date, then Purchaser shall be deemed to have elected to terminate the Contract in accordance with subsection (a) above.  Purchaser agrees that it shall promptly deliver to Seller an assignment (without recourse, warranty or representation) of all of Purchaser’s right, title and interest in and to (together with possession of) all plans, studies, surveys, reports, and other materials paid for with the out-of-pocket expenses reimbursed by Seller pursuant to this Section 10.2.  SELLER AND PURCHASER FURTHER AGREE THAT THIS SECTION 10.2 IS INTENDED TO AND DOES LIMIT THE AMOUNT OF DAMAGES DUE PURCHASER AND THE REMEDIES AVAILABLE TO PURCHASER, AND SHALL BE PURCHASER’S EXCLUSIVE REMEDY AGAINST SELLER, BOTH AT LAW AND IN EQUITY ARISING FROM OR RELATED TO A BREACH BY SELLER OF ITS COVENANTS OR ITS OBLIGATION TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS CONTRACT.  EXCEPT AS OTHERWISE SET FORTH IN THIS SECTION 10.2, UNDER NO CIRCUMSTANCES MAY PURCHASER SEEK OR BE ENTITLED TO RECOVER ANY SPECIAL, CONSEQUENTIAL, PUNITIVE, SPECULATIVE OR INDIRECT DAMAGES, ALL OF WHICH PURCHASER SPECIFICALLY WAIVES, FROM SELLER FOR ANY BREACH BY SELLER, OF ITS COVENANTS OR ITS OBLIGATIONS UNDER THIS CONTRACT.  PURCHASER SPECIFICALLY WAIVES THE RIGHT TO FILE ANY LIS PENDENS OR ANY LIEN AGAINST THE PROPERTY UNLESS AND UNTIL IT HAS IRREVOCABLY ELECTED TO SEEK SPECIFIC PERFORMANCE OF THIS CONTRACT AND HAS FILED AND IS DILIGENTLY PURSUING AN ACTION SEEKING SUCH REMEDY.

Article XI
RISK OF LOSS OR CASUALTY

11.1          Major Damage.

  In the event that the Property is damaged or destroyed by fire or other casualty prior to Closing, and the cost for demolition, site cleaning, restoration, replacement, or other repairs (collectively, the “Repairs”) is more than $350,000.00, then Seller shall have no obligation to make such Repairs, and shall notify Purchaser in writing of such damage or destruction (the “Damage Notice”).  Within 15 days after Purchaser’s receipt of the Damage Notice, Purchaser may elect at its option to terminate this Contract by delivering written notice to Seller in which event the Deposit shall be refunded to Purchaser.  In the event Purchaser fails to terminate this Contract within the foregoing 15-day period, this transaction shall be closed in accordance with Section 11.3 below.

11.2          Minor Damage.

  In the event that the Property is damaged or destroyed by fire or other casualty prior to the Closing, and the cost of Repairs is equal to or less than $350,000.00, then this transaction shall be closed in accordance with Section 11.3, notwithstanding such casualty.  In such event, Seller may at its election endeavor to make such Repairs to the extent of any recovery from insurance carried on the Property, if such Repairs can be reasonably effected before the Closing.  Regardless of Seller’s election to commence such Repairs, or Seller’s ability to complete such Repairs prior to Closing, this transaction shall be closed in accordance with Section 11.3 below.

11.3          Closing.

  In the event Purchaser fails to terminate this Contract following a casualty as set forth in Section 11.1, or in the event of a casualty as set forth in Section 11.2, then this transaction shall be closed in accordance with the terms of the Contract, at Seller’s election, either (i) for the full Purchase Price, notwithstanding any such casualty, in which case Purchaser and Seller shall, at Closing, execute and deliver an assignment and assumption (in a form mutually acceptable to Seller and Purchaser) of Seller’s rights and obligations with respect to the insurance claim related to such casualty, and thereafter Purchaser shall receive all insurance proceeds pertaining to such claim, less any amounts which may already have been spent by Seller for Repairs (plus a credit against the Purchase Price at Closing in the amount of any deductible payable by Seller in connection therewith plus in the case of minor damage, a credit in the amount of the cost to repair any uninsured risk); or (ii) for the full Purchase Price less a credit to Purchaser in the amount necessary to complete such Repairs (less any amounts which may already have been spent by Seller for Repairs).  Notwithstanding the foregoing, in the event there is a casualty which occurs on the day of Closing and Purchaser’s lender refuses to fund as a result of same, then Purchaser shall have the right to extend the Closing Date for up to 20 days.

11.4          Repairs.

  To the extent that Seller elects to commence any Repairs prior to Closing, then Seller shall be entitled to receive and apply available insurance proceeds to any portion of such Repairs completed or installed prior to Closing, with Purchaser being responsible for completion of such Repairs after Closing.  To the extent that any Repairs have been commenced prior to Closing, then the Property Contracts shall include, and Purchaser shall assume at Closing, all construction and other contracts (collectively, the “Construction Contracts”) entered into by Seller in connection with such Repairs; provided, however, prior to entering into any Construction Contracts for repairs (that are not emergency or immediate repairs) after the expiration of the Feasibiliity Period, Seller shall first consult with Purchaser, but Seller shall retain the absolute right and authority to enter into same.  Notwithstanding any of the foregoing, Seller shall not be required to obtain any prior consent of Purchaser in the event of the need for immediate or emergency repairs.

11.5          Adjustment.

  Seller shall not settle or adjust any insurance claim without first obtaining the prior written consent of Purchaser, which shall not be unreasonably withheld, conditioned or delayed; provided, however, if Purchaser’s consent is not given or denied within 5 Business Days of Seller’s request for same, then Purchaser’s consent shall be deemed given.

Article XII
EMINENT DOMAIN

12.1          Eminent Domain.

  In the event that, at the time of Closing, any material part of the Property is (or previously has been) acquired, or is about to be acquired, by any governmental agency by the powers of eminent domain or transfer in lieu thereof (or in the event that at such time there is any notice of any such acquisition or intent to acquire by any such governmental agency), Purchaser shall have the right, at Purchaser’s option, to terminate this Contract by giving written notice within 15 days after Purchaser’s receipt from Seller of notice of the occurrence of such event, and if Purchaser so terminates this Contract, Purchaser shall recover the Deposit hereunder.  If Purchaser fails to terminate this Contract within such 15‑day period, this transaction shall be closed in accordance with the terms of this Contract for the full Purchase Price and Purchaser shall receive the full benefit of any condemnation award.  Seller shall not settle or adjust any condemnation claim without first obtaining the prior consent of Purchaser, which shall not be unreasonably withheld, conditioned or delayed; provided, however, if Purchaser’s consent is not given or denied within 5 Business Days of Seller’s request for same, then Purchaser’s consent shall be deemed given.

Article XIII
MISCELLANEOUS

13.1          Binding Effect of Contract.

  This Contract shall not be binding on either party until executed by both Purchaser and Seller.  Neither the Escrow Agent’s nor the Broker’s execution of this Contract shall be a prerequisite to its effectiveness.  Subject to Section 13.3, this Contract shall be binding upon and inure to the benefit of Seller and Purchaser, and their respective successors and permitted assigns.

13.2          Exhibits and Schedules.

  All Exhibits and Schedules, whether or not annexed hereto, are a part of this Contract for all purposes.

13.3          Assignability.

  This Contract is not assignable by Purchaser without first obtaining the prior written approval of Seller.  Notwithstanding the foregoing, Purchaser may assign this Contract, without first obtaining the prior written approval of Seller, to one or more entities so long as (a) Purchaser or an affiliate of Purchaser is an affiliate of the purchasing entity(ies), (b) Purchaser is not released from its liability hereunder, and (c) Purchaser provides written notice to Seller of any proposed assignment no later than 10 days prior to the Closing Date.  As used herein, an affiliate is a person or entity controlled by, under common control with, or controlling another person or entity.

13.4          Captions.

  The captions, headings, and arrangements used in this Contract are for convenience only and do not in any way affect, limit, amplify, or modify the terms and provisions hereof.

13.5          Number and Gender of Words.

  Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

13.6          Notices.

  All notices, demands, requests and other communications required or permitted hereunder shall be in writing, and shall be (a) personally delivered with a written receipt of delivery; (b) sent by a nationally-recognized overnight delivery service requiring a written acknowledgement of receipt or providing a certification of delivery or attempted delivery; (c) sent by certified or registered mail, return receipt requested; or (d) sent by confirmed facsimile transmission or electronic delivery with an original copy thereof transmitted to the recipient by one of the means described in subsections (a) through (c) no later than 2 Business Days thereafter.  All notices shall be deemed effective when actually delivered as documented in a delivery receipt; provided, however, that if the notice was sent by overnight courier or mail as aforesaid and is affirmatively refused or cannot be delivered during customary business hours by reason of the absence of a signatory to acknowledge receipt, or by reason of a change of address with respect to which the addressor did not have either knowledge or written notice delivered in accordance with this paragraph, then the first attempted delivery shall be deemed to constitute delivery.  Each party shall be entitled to change its address for notices from time to time by delivering to the other party notice thereof in the manner herein provided for the delivery of notices.  All notices shall be sent to the addressee at its address set forth following its name below:

To Purchaser:

CD Group, LLC

3850 Bird Road, 8th Floor

Miami, Florida  33146

Attention: Nathan Vedrani

Telephone:  (305) 779-8047

Facsimile: (305) 779-8347

Electronic Mail:  nvedrani@paramountcompanies.com

                        With a copy to:

                        Howard A. Kantrowitz, Esq.

                        c/o CFH Group, LLC

                        3850 Bird Road, 8th Floor

                        Miami, Florida  33146

                        Telephone:  (305) 779-8056

                        Facsimile:  (305) 779-8058

                        Electronic Mail:  hkantrowitz@cfhgroup.com

and to:

Ricardo Fraga, Esq.

                        Greenberg Traurig, P.A.

                        1221 Brickell Avenue, 18th Floor

                        Miami, Florida  33131

                        Telephone:  (305) 579-0652

                        Facsimile:  (305) 961-5652

                        Electronic Mail:  FragaR@gtlaw.com

To Seller:

c/o AIMCO

4582 South Ulster Street Parkway

Suite 1100

Denver, Colorado  80237

Attention: Mark Reoch and Brian Bornhorst

Telephone:  303-691-4337 (Mark Reoch) and 303-691-4472 (Brian Bornhorst)

Facsimile:  303-300-3261 (Mark Reoch and Brian Bornhorst)

Electronic Mail:  mark.reoch@aimco.com and brian.bornhorst@aimco.com and:

c/o AIMCO

4582 South Ulster Street Parkway

Suite 1100

Denver, Colorado  80237

Attention:  Mr. Harry Alcock

Telephone:  303-691-4344

Facsimile:  303-300-3282

Electronic Mail:  harry.alcock@aimco.com

with copy to:

AIMCO

4582 South Ulster Street Parkway

Suite 1100

Denver, Colorado  80237

Attention:  John Spiegleman, Esq.

Telephone: 303-691-4303

Facsimile:  303-300-3260

Electronic Mail:  john.spiegleman@aimco.com

and a copy to:

Walchle Lear Multifamily Advisors

1506 Roberts Drive

Jacksonville Beach, Florida 32250

Attention:  Stephen D. Lear

Phone:  904-241-7600 extension 202

Electronic Mail:  steve@multifamilybrokers.com

and a copy to:

Bryan Cave LLP

1290 Avenue of the Americas

New York, New York 10104

Attention:  Sandor A. Green, Esq.

Telephone: 212-541-2049

Facsimile:  212-541-1449

Electronic Mail:  sagreen@bryancave.com

Any notice required hereunder to be delivered to the Escrow Agent shall be delivered in accordance with above provisions as follows:

First American Title Insurance Company of New York
633 Third Avenue
New York, New York 10017
Attention: Linda J. Isaacson
Telephone: 212-850-0664
Facsimile: 212-331-1467
lisaacson@firstam.com

Unless specifically required to be delivered to the Escrow Agent pursuant to the terms of this Contract, no notice hereunder must be delivered to the Escrow Agent in order to be effective so long as it is delivered to the other party in accordance with the above provisions.

13.7          Governing Law and Venue.

  The laws of the State of Florida shall govern the validity, construction, enforcement, and interpretation of this Contract, unless otherwise specified herein except for the conflict of laws provisions thereof.  Subject to Section 13.24, all claims, disputes and other matters in question arising out of or relating to this Contract, or the breach thereof, shall be decided by proceedings instituted and litigated in a court of competent jurisdiction in the state in which the Property is situated, and the parties hereto expressly consent to the venue and jurisdiction of such court.

13.8          Entire Agreement.

  This Contract embodies the entire Contract between the parties hereto concerning the subject matter hereof and supersedes all prior conversations, proposals, negotiations, understandings and contracts, whether written or oral.

13.9          Amendments.

  This Contract shall not be amended, altered, changed, modified, supplemented or rescinded in any manner except by a written contract executed by all of the parties; provided, however, that, (a) the signature of the Escrow Agent shall not be required as to any amendment of this Contract other than an amendment of Section 2.3, and (b) the signature of the Broker shall not be required as to any amendment of this Contract.

13.10      Severability.

  In the event that any part of this Contract shall be held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be reformed, and enforced to the maximum extent permitted by law.  If such provision cannot be reformed, it shall be severed from this Contract and the remaining portions of this Contract shall be valid and enforceable.

13.11      Multiple Counterparts/Facsimile Signatures.

  This Contract may be executed in a number of identical counterparts.  This Contract may be executed by facsimile signatures or electronic delivery of signatures which shall be binding on the parties hereto, with original signatures to be delivered as soon as reasonably practical thereafter.

13.12      Construction.

  No provision of this Contract shall be construed in favor of, or against, any particular party by reason of any presumption with respect to the drafting of this Contract; both parties, being represented by counsel, having fully participated in the negotiation of this instrument.

13.13      Confidentiality.

  Purchaser shall not disclose the terms and conditions contained in this Contract and shall keep the same confidential, provided that Purchaser may disclose the terms and conditions of this Contract (a) as required by law, (b) to consummate the terms of this Contract, or any financing relating thereto, or (c) to Purchaser’s or Seller’s lenders, attorneys and accountants.  Any information (other than that which is contained in public records) obtained by Purchaser in the course of its inspection of the Property, and any Materials provided by Seller to Purchaser hereunder, shall be confidential and Purchaser shall be prohibited prior to Closing from making such information public to any other person or entity other than its Consultants, without Seller’s prior written authorization, which may be granted or denied in Seller’s sole discretion.  In addition, Purchaser shall use its reasonable efforts to prevent its Consultants from divulging any such confidential information to any unrelated third parties except as reasonably necessary to third parties engaged by Purchaser for the limited purpose of analyzing and investigating such information for the purpose of consummating the transaction contemplated by this Contract.  Unless and until the Closing occurs, Purchaser shall not market the Property (or any portion thereof) to any prospective purchaser or lessee without the prior written consent of Seller, which consent may be withheld in Seller’s sole discretion.  Notwithstanding the provisions of Section 13.8, Purchaser agrees that the covenants, restrictions and agreements of Purchaser contained in any confidentiality agreement executed by Purchaser prior to the Effective Date shall survive the execution of this Contract and shall not be superseded hereby.

13.14      Time of the Essence.

  It is expressly agreed by the parties hereto that time is of the essence with respect to this Contract and any aspect thereof.

13.15      Waiver.

  No delay or omission to exercise any right or power accruing upon any default, omission, or failure of performance hereunder shall impair any right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient.  No waiver, amendment, release, or modification of this Contract shall be established by conduct, custom, or course of dealing and all waivers must be in writing and signed by the waiving party.

13.16      Attorneys’ Fees.

  In the event either party hereto commences litigation or arbitration against the other to enforce its rights hereunder, the prevailing party in such litigation shall be entitled to recover from the other party its reasonable attorneys’ fees and expenses incidental to such litigation and arbitration, including the cost of in-house counsel and any appeals.

13.17      Time Zone/Time Periods.

  Any reference in this Contract to a specific time shall refer to the time in the time zone where the Property is located.  (For example, a reference to 3:00 p.m. refers to 3:00 p.m. MST if the Property is located in Denver, CO.)  Should the last day of a time period fall on a weekend or legal holiday, the next Business Day thereafter shall be considered the end of the time period.

13.18      Intentionally Omitted.

13.19      No Personal Liability of Officers, Trustees or Directors of Seller’s Partners.

  Purchaser acknowledges that this Contract is entered into by Seller which is a Delaware limited partnership, and Purchaser agrees that none of Seller’s Indemnified Parties shall have any personal liability under this Contract or any document executed in connection with the transactions contemplated by this Contract.

13.20      No Exclusive Negotiations.

  Seller shall have the right, at all times prior to the expiration of the Feasibility Period, to solicit backup offers and enter into discussions, negotiations, or any other communications concerning or related to the sale of the Property with any third-party; provided, however, that such communications are subject to the terms of this Contract, and that Seller shall not enter into any binding contract with a third-party for the sale of the Property unless such contract is contingent on the termination of this Contract without the Property having been conveyed to Purchaser.

13.21      ADA Disclosure.

  Purchaser acknowledges that the Property may be subject to the federal Americans With Disabilities Act (the “ADA”) and the federal Fair Housing Act (the “FHA”).  The ADA requires, among other matters, that tenants and/or owners of “public accommodations” remove barriers in order to make the Property accessible to disabled persons and provide auxiliary aids and services for hearing, vision or speech impaired persons.  Seller makes no warranty, representation or guarantee of any type or kind with respect to the Property’s compliance with the ADA or the FHA (or any similar state or local law), and Seller expressly disclaims any such representations (except as covered by a Seller Representation).

13.22      No Recording.

  Purchaser shall not cause or allow this Contract or any contract or other document related hereto, nor any memorandum or other evidence hereof, to be recorded or become a public record without Seller’s prior written consent, which consent may be withheld at Seller’s sole discretion (unless the same is done pursuant to Purchaser’s exercise of its rights relating to specific performance or a lis pendens as permitted under Section 10.2 hereof).  If Purchaser records this Contract or any other memorandum or evidence thereof, Purchaser shall be in default of its obligations under this Contract.  Purchaser hereby appoints Seller as Purchaser’s attorney-in-fact to prepare and record any documents necessary to effect the nullification and release of the Contract or other memorandum or evidence thereof from the public records.  This appointment shall be coupled with an interest and irrevocable.

13.23      Relationship of Parties.

  Purchaser and Seller acknowledge and agree that the relationship established between the parties pursuant to this Contract is only that of a seller and a purchaser of property.  Neither Purchaser nor Seller is, nor shall either hold itself out to be, the agent, employee, joint venturer or partner of the other party.

13.24      Dispute Resolution.

  Any controversy, dispute, or claim of any nature arising out of, in connection with, or in relation to the interpretation, performance, enforcement or breach of this Contract (and any closing document executed in connection herewith), including any claim based on contract, tort or statute, shall be resolved at the written request of any party to this Contract by binding arbitration.  The arbitration shall be administered in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association.  Any matter to be settled by arbitration shall be submitted to the American Arbitration Association in the state in which the Property is located.  The parties shall attempt to designate one arbitrator from the American Arbitration Association.  If they are unable to do so within 30 days after written demand therefor, then the American Arbitration Association shall designate an arbitrator.  The arbitration shall be final and binding, and enforceable in any court of competent jurisdiction.  The arbitrator shall award attorneys’ fees (including those of in-house counsel) and costs to the prevailing party and charge the cost of arbitration to the party which is not the prevailing party.  Notwithstanding anything herein to the contrary, this Section 13.24 shall not prevent Purchaser or Seller from seeking and obtaining equitable relief on a temporary or permanent basis, including, without limitation, a temporary restraining order, a preliminary or permanent injunction or similar equitable relief, from a court of competent jurisdiction located in the state in which the Property is located (to which all parties hereto consent to venue and jurisdiction) by instituting a legal action or other court proceeding in order to protect or enforce the rights of such party under this Contract or to prevent irreparable harm and injury or prevent Purchaser from filing a lis pendens pursuant to its exercise of its rights under Section 10.2.  The court’s jurisdiction over any such equitable matter, however, shall be expressly limited only to the temporary, preliminary, or permanent equitable relief sought; all other claims initiated under this Contract between the parties hereto shall be determined through final and binding arbitration in accordance with this Section 13.24.

13.25      AIMCO Marks.

  Purchaser agrees that Seller, the Property Manager or AIMCO, or their respective affiliates, are the sole owners of all right, title and interest in and to the AIMCO Marks (or have the right to use such AIMCO Marks pursuant to license agreements with third parties) and that no right, title or interest in or to the AIMCO Marks is granted, transferred, assigned or conveyed as a result of this Contract.  Purchaser further agrees that Purchaser will not use the AIMCO Marks for any purpose.

13.26      Non-Solicitation of Employees.

  Prior to the expiration of the Feasibility Period, Purchaser acknowledges and agrees that, without the express written consent of Seller, neither Purchaser nor any of Purchaser’s employees, affiliates or agents shall solicit any of Seller’s employees or any employees located at the Property (or any of Seller’s affiliates’ employees located at any property owned by such affiliates) for potential employment.

13.27      Survival.

  Except for (a) all of the provisions of this Article XIII (other than Section 13.20); (b) Sections 2.3, 3.3, 3.4, 3.5, 3.6, 5.4, 5.5, 6.1, 6.2, 6.3, 6.5, 9.1, 11.4 and 14.1; (c) any other provisions in this Contract, that by their express terms survive the termination or Closing; and (d) any payment obligation of Purchaser or Seller under this Contract (the foregoing (a), (b), (c) and (d) referred to herein as the “Survival Provisions”), none of the terms and provisions of this Contract shall survive the termination of this Contract, and if the Contract is not so terminated, all of the terms and provisions of this Contract (other than the Survival Provisions, which shall survive the Closing) shall be merged into the Closing documents and shall not survive Closing.

13.28      Multiple Purchasers.

  As used in this Contract, the term “Purchaser” means all entities acquiring any interest in the Property at the Closing, including, without limitation, any assignee(s) of the original Purchaser pursuant to Section 13.3 of this Contract.  In the event that “Purchaser” has any obligations or makes any covenants, representations or warranties under this Contract, the same shall be made jointly and severally by all entities being a Purchaser hereunder.

13.29      Energy Efficiency.

  Purchaser may have the building’s energy efficiency rating determined.  Seller has, simultaneously with the execution hereof, delivered to Purchaser a copy of the Florida Building Energy Efficiency Rating System pamphlet prepared by the State of Florida Department of Community Affairs.  This paragraph is provided for informational purposes pursuant to Section 553.996, Florida Statutes.

13.30      Radon Gas.

  Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time.  Levels of radon that exceed federal and state guidelines have been found in buildings in Florida.  Additional information regarding radon and radon testing may be obtained from your county health department.  This paragraph is provided for informational purposes pursuant to Section 404.056(5), Florida Statutes.

Article XIV
LEAD–BASED PAINT DISCLOSURE

14.1          Disclosure.

  Seller and Purchaser hereby acknowledge delivery of the Lead Based Paint Disclosure attached as Exhibit H hereto.

14.2          Consent Agreement.

  Testing (the "Testing") has been performed at the Property with respect to lead-based paint.  TRC performed the Testing and reported its findings in the report dated December 7, 2007, a copy of which has been delivered to Purchaser (the "Report").  The Report certifies the Property as lead-based paint free.  By execution hereof, Purchaser acknowledges receipt of a copy of the Report, the Lead-Based Paint Disclosure Statement attached hereto as Exhibit H, and acknowledges receipt of that certain Consent Agreement (the "Consent Agreement") by and among the United States Environmental Protection Agency (executed December 19, 2001), the United States Department of Housing and Urban Development (executed January 2, 2002), and AIMCO (executed December 18, 2001).  Because the Property has been certified as lead based paint free, Seller is not required under the Consent Agreement to remediate or abate any lead-based paint condition at the Property prior to the Closing.  Purchaser acknowledges and agrees that (1) after Closing, Purchaser and the Property shall be subject to the Consent Agreement and the provisions contained herein related thereto and (2) that Purchaser shall not be deemed to be a third party beneficiary to the Consent Agreement.

[Remainder of page intentionally left blank; signatures to follow]

NOW, THEREFORE, the parties hereto have executed this Contract as of the date first set forth above.

Seller:

CCIP Society Park East, L.L.C., a Delaware limited liability company

By:       CONSOLIDATED CAPITAL INSTITUTIONAL PROPERTIES, LP SERIES C, a Delaware limited partnership, its member

By:       CONCAP EQUITIES, INC., a Delaware corporation, its general partner

By:  /s/Brian J. Bornhorst

Name:  Brian J. Bornhorst

Title:  Vice President

Purchaser:

CD GROUP, LLC,

a Florida limited liability company

By:  /s/Maurice Cayon

Name:  Maurice Cayon

Title:  Manager